Exhibit 10.2

AMENDMENT TO TRANSACTION AGREEMENT

THIS AMENDMENT TO TRANSACTION AGREEMENT (the “Amendment”) is made as of April 25, 2017, between METROSPACES, INC. a Delaware corporation, whose address is 888 Brickell Key Drive, Suite 1102 Miami, Florida 33131 (“Buyer”), and Leandro Jose Iglesias in representation of all of the members and himself jointly (hereinafter the “Shareholders”), on behalf of themselves and on behalf of ETELIX.COM USA LLC., (collectively, the “Company”), whose address is 300 Aragon Avenue, Suite 375, Coral Gables, Florida 33134 (collectively referred to as the “Seller”).

RECITALS:

A.  The parties entered into a Transaction Agreement, dated April 10, 2017 (the “Agreement”).

B.  The parties desire to amend the Agreement as set forth herein.

The parties agree that the Agreement shall be amended as follows:

1.	Amendment of Section 1(A). Section 1(A) is amended to read as follows:

A.    TWO HUNDRED AND FORTY THOUSAND DOLLARS ($240,000) of which $10,000 shall be payable on the “Closing Date,” as hereinafter defined, by check or wire transfer upon the transfer of the Shares to Buyer and the Additional Assets to Company in accordance with the terms of this Agreement and TWO HUNDRED AND THIRTY THOUSAND DOLLARS ($230,000) of which shall be payable ninety (90) days after the Closing Date.

2.	Amendment of Section 1(B). Section 1(B) is amended to read as follows:

B.     ONE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($1,800,000) shall be payable by delivery by the Buyer to the Seller as quickly as possible after the Closing Date of a certificate representing EIGHTEEN THOUSAND (18,000) shares of the Buyer’s Series D PIK Convertible Preferred Stock, which shall be deemed to have been issued as of the Closing Date, irrespective of when said certificate is delivered.

3.	Certain Definitions. As used in the Agreement and herein, the term “Shares” shall mean membership units in the Company and the term “Shareholders” shall mean its members.
4.	Amendment of Section 12(a). Section 12(a) is amended to read as follows:

a.       Date and Time of Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares will be completed at a closing (the “Closing”) to be held at 10:00 a.m. local time, ninety (90) days following the date of this Agreement (the “Closing Date”) or at such earlier time and date as will be agreed upon in writing between the parties or their respective attorneys. The Closing shall be deemed to have occurred and the Shares and Additional Assets vested in Buyer upon delivery of $10,000, as set forth in Section 1(A).

5.	Effect of Amendment. Except as set forth herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

METROSPACES, INC.

By: /s/ Oscar Brito

Oscar Brito

CFO

ETELIX.COM USA LLC

and all its shareholders

By: /s/ Leandro Jose Iglesias

Leandro Jose Iglesias

MGRM